Exhibit 10.1

2013 EXECUTIVE PERFORMANCE BONUS PLAN

Purpose

Pursuant to the authority granted under CombiMatrix Corporation Compensation Committee Charter, the Compensation Committee (the “Committee”) of CombiMatrix Corporation (the “Company” or “our”) has adopted this 2013 Executive Performance Bonus Plan (the “Plan”) effective as of May 31, 2013.  The purpose of this Plan is to motivate executives to achieve the Company’s objectives and to minimize turnover for participants.  The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Internal Revenue Code Section 162(m).

Structure

The performance bonus shall be tied exclusively to the achievement of our 2013 net revenue target as determined by the Committee. The following table shows the target bonus amount, based on the level of achievement of our 2013 revenue target.  The range is between 90% - 150% of the 2013 target.  Anything below 90% will not qualify for bonus payout; anything above 150% will be paid out at that level.

% of
Budgeted
Revenues
Achieved	Bonus Amount
90%	$25,000
100%	$50,000
110%	30% of Base Salary
130%	40% of Base Salary
150%	50% of Base Salary

There shall be no pro rata increase in bonus payout between the 90% and 100% target level achieved, but that bonus payments will be computed on a pro rata basis between 101% and 150% of the target achieved, which shall be the cap for the bonus plan.

Eligible Executives

The following three executives are eligible for this program:

Mark McDonough, CEO

Scott Burell, CFO

Rick Hockett, Jr., M.D., CMO

Payments

In order to receive a bonus, the participant must be employed by CombiMatrix or CombiMatrix Diagnostics at the time bonuses are distributed.  Bonus calculation will occur once the auditors have completed their annual audit and the revenue numbers are known, and will be paid out within seventy-five days following December 31, 2013.

To be better aligned with the goals of the organization as a whole, Mark McDonough will forfeit his separate compensation plan. The following schedule provides an example of what the payouts would be based on the Company achieving 100% of the budgeted revenue target:

		% of
		Budgeted
	Annual	Revenues	Bonus
Participant	Salary	Achieved	Amount
Mark McDonough	$260,000	100%	$50,000
Scott R. Burell	$236,974	100%	$50,000
Rick Hockett	$350,001	100%	$50,000

In the event the Company achieved 150% of the revenue target or above, the maximum potential payouts would be:

		% of
		Budgeted
	Annual	Revenues	Bonus
Participant	Salary	Achieved	Amount
Mark McDonough	$260,000	150%	$130,000
Scott R. Burell	$236,974	150%	$118,487
Rick Hockett	$350,001	150%	$175,001

The Compensation Committee retains the latitude to adjust, or eliminate the award, due to unforeseen circumstances. The EPB, as described is revenue driven. To be successful and receive the Compensation Committees payout approval, gross margin percentage, expense ratios, cash burn targets, and cash collections budgets, need to be generally comparable to those defined in the 2013 CBMX consolidated budget. The Committee wishes to encourage management and will not withhold approval, if there is substantial performance improvement during 2013.

Respectfully submitted,

THE COMPENSATION COMMITTEE

CombiMatrix Corporation